Exhibit 99.1
September 1, 2026
Board of Directors
OneWater Marine Inc.
6275 Lanier Islands Parkway
Buford, GA 30518

Ladies and Gentlemen:
This letter serves as my notice of resignation from the Board of Directors of OneWater Marine Inc. (the “Company”) and from each committee of the Board on which I serve, effective as of the close of business on September 3, 2026.
My resignation is not the result of any disagreement with the Company, its management, the Board of Directors, or any committee of the Board on any matter relating to the Company’s operations, policies, practices, financial reporting, financial controls, or any other matter.
I appreciate the opportunity to have served the Company and wish the Board, management, and the Company continued success.
Sincerely,
/s/ Jeffery Lamkin
Jeffery Lamkin